Exhibit 99.1

LA COUNTY RELEASES DRAFT ENVIRONMENTAL IMPACT

REPORT

FOR CENTENNIAL AT TEJON RANCH

Consistent with the Antelope Valley Area Plan, Centennial will create

30,000 permanent jobs and a $31.1 million surplus to LA County.

Tejon Ranch, Calif. (May 17, 2017) – The County of Los Angeles has released the Draft Environmental Impact Report (DEIR) for Centennial at Tejon Ranch. The public will have 60 days to review and comment on the document. Centennial at Tejon Ranch is a master planned community that will offer a wide array of housing, business park/office, commercial, schools, natural open space, and other public services and amenities. It is a self-sustaining community where working families can affordably live, work, and play.

At buildout, Centennial will bring 30,000 permanent jobs to the area, and 25,000 construction jobs. This will result in a $31.3 million annual public revenue surplus for Los Angeles County.

“Centennial implements the vision for the Antelope Valley Area Plan,” said Greg Medeiros, Vice President of Community Development for Tejon Ranch Co. “Inclusion and transparency are at the forefront of this project, and the AVAP has made it possible for the residents to work one-on-one with us to help develop the plan for Centennial.”

In 2015, the County of Los Angeles adopted the Antelope Valley Area Plan (AVAP), which provided a balanced plan of economic opportunity and conservation. The AVAP designates Centennial in the westerly Economic Opportunity Area and it includes land use and zoning for residential, commercial, and light industrial development, as well as significant conserved open space.

For more than a decade, the Centennial team has proactively reached out to the surrounding communities, giving updates on the progress of the project. They have presented to numerous Town Councils, hosted workshops where they have reviewed every aspect of the project, and sought input from the community.

“We take pride in the strong relationships we’ve built with the local community,” said Nathan Keith, Director of Planning for Tejon Ranch. “From Town Councils to public meetings, we made sure all the communities surrounding Centennial were continuously in the loop and had input in our plan.”

The DEIR is set for a 60-day public review, which is longer than the minimum 45-day review required by state law. This will allow members of the public time to read through the document and submit their comments to the County. Once the comment period closes, all comments will be reviewed and responded to in the Final EIR.

About Tejon Ranch

Located along Interstate 5 approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield, the 270,000-acre ranch is the largest single piece of private property in the state. At

422 square miles, it is just about as large as the City of Los Angeles. Tejon Ranch Company is developing several master planned residential communities, including a fully-approved mountain resort community known as Mountain Village at Tejon Ranch, and Grapevine at Tejon Ranch, a master-planned community that was unanimously approved by the Kern County Board of Supervisors last December.

About Centennial

Centennial will consist of homes ranging from estate to small lot single-family detached residences, multi-family attached residences, including townhomes, condominiums, and apartments. Centennial is situated in the northwestern portion of the Antelope Valley. The project site is strategically located approximately 50 miles south of Bakersfield, 5 miles east of Gorman, 36 miles west of Lancaster, and 35 miles north of Santa Clarita.

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